EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-164641 of Peninsula Gaming, LLC on Form S-4 of our report dated January 5, 2010 related to the financial statements of Belle of Orleans, L.L.C. (which report expresses an unqualified opinion and includes an explanatory paragraph which relates to the sale by Columbia Properties New Orleans, LLC on October 22, 2009 of 100% of the outstanding limited liability company interest in Belle of Orleans, L.L.C.), appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

DELOITTE & TOUCHE LLP
New Orleans, Louisiana
April 9, 2010